EXHIBIT 10.17

MASTER DEVELOPMENT CONTRACT

This contract by and between CSI Digital, Inc., identified as CSI, and AccessKey IP, Inc., identified as AccessKey, collectively the parties, hereby enter into a formal contract for the pursuit of having AccessKey develop products identified as:

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A proprietary IPTV middleware product (base source code to be supplied by CSI) and dongle with encryption software, that collectively enable the authorized delivery of video on demand and live streaming IPTV video to a television via a CSI specified Set Top Box

●	The proprietary IPTV middleware and dongle with encryption software interoperating with a PC to deliver encrypted video on demand and live streaming IPTV video
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The dongle with encryption software interoperating with four CSI selected middleware software products to be integrated with the CSI specified Set Top Box to deliver encrypted video on demand and live streaming IPTV video

The parties agree that this is the statement of work as of this date, May 15, 2008

CONTRACT BASIS

CSI desires to enter into a formal contract with AccessKey, wherein AccessKey will develop its Middleware and dongle encryption software to be deployed on mutually agreed third party Set Top Boxes. The deliverables will include miscellaneous functionality in accordance CSI’s requirements. Specifically, AccessKey will develop the following combinations of products as listed below:

1.	An IPTV based proprietary middleware and dongle with encryption product for use on CSI specified Set Top Boxes
2.
AccessKey PC- better known as the ‘dongle’, a PC based version of the STB, that includes the middleware software and a USB based device which together allow viewing of video content securely via a client’s PC from a broadband connection.

3.	A PC dongle and Set Top box product that is integrated with four other CSI specified middleware software products
4.
Proprietary ‘Middleware’ software which may be licensed to other STB providers and their clients.  Specific detail regarding the integration of the STB and Dongle with the middleware is illustrated in Addendum B.

5.
The AccessKey Products developed for CSI will be able to be branded, or white labeled, by both parties with full agreement and discussion as to the marketability of said products, not with the intent of competing or diluting either parties position in the marketplace.  Third party ‘white labeling’ will fall under the same general understanding and discussion.

6.
All products will by integrated and function with with Verimatrix, Inc.’s AES encryption and meet their content security standards.  Additionally, AccessKey developed security functions may be incorporated into all or some of the new products.

CONTRACT AMOUNT

The contract amount for this work is $1,500,000 paid by CSI to AccessKey for engineering, development and the initial production of product.  This amount is to be repaid by AccessKey to CSI over the course of the first order of approximately 150,000 Set Top Boxes to CSI as described in the subsequent paragraphs.

FUNDING

Initial funding will occur in traunches, $500,000 on execution of this contract, with the remaining $1,000,000 payable in accordance with the cash flow schedule of Addendum C, which is tied to Milestones.   Each payment will be accompanied by a list of completed tasks, in accordance with the milestone events. The milestone events are tied to the Product requirements and Functional Specifications of Addendum B.  Checks for payment will only be issued after milestones are satisfied for that particular period. If Milestones are achieved in advance of the schedules, payments will be accelerated in accordance with completion.

PRODUCT SPECIFICATIONS

Product specifications and functionality will be jointly developed and mutually agreed upon in writing by all parties.  Subcontractors will be subject to the terms and conditions of the contracts, NDA’s, and agreements mutually developed by both CSI and AccessKey.  All specifications and or modifications will be strictly adhered to within the context of the original agreements.

JURISDICTION

Any disputes arising from the sub contractors or as a function of this initial Master contract that cannot be resolved by mutual agreement of the senior company officers, will be subject to binding arbitration in the state of Oregon unless an unlawful action or breach of contract is alleged.  Each party will be bound by the decision of the arbitrator and each party will be responsible for their own expenses.

Each of the parties, not including the Subcontractors, will individually own separate, full and undivided rights to all products designed specifically for these applications, as well as any associated intellectual property and all associated software developed under this Contract.  AccessKey and its Subcontractors will deliver to CSI copies of all relevant specifications, schematics, drawings, processes and design documents, software source and object codes at payment milestones or upon request from CSI.  The intent is to assure CSI of all working documentation and any relevant white paper documents.  Ownership and compensation terms for any products developed after the term of this contract, utilizing the sum or part of this mutually developed product, the terms of which will be negotiated separately from this contract before they are taken to the market place.

ASSURANCES

This contract is specifically intended to assure AccessKey that CSI will initially purchase Set Top Boxes, the AccessKey PC, known as the ‘dongle’ and any licensable middleware.  This contract is non exclusive and allows CSI to purchase alternative product from suppliers other than AccessKey if the situation so warrants and with the expressed compliance of this contract and its components.

PRICING

Pricing of the product is to be based upon the actual build costs, which include the base line CSI specified set top box(es), any and all manufacturing costs, any and all third party software royalties, packaging, shipping, import/export documentation and any related costs as a portion of the completed product.  It is incumbent upon AccessKey to furnish complete accounting records and documentation of all related costs of this project or sub projects.  CSI will receive favored nation pricing on all components for the life of this agreement.

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Quantity price reductions, once the original repayment has been satisfied is as follows:  If CSI STB deliveries exceed 25,000 units in any given quarter; the profit percentage will be reduced to 4.0%.  Quantities consisting of 35,000 or more will consist of a profit percentage of 0%. CSI may accept the discount in the form of a rebate back to CSI or as a credit towards future purchases.

REPAYMENT

Repayment of the $1,500,000 will be rebated to CSI on all delivered CSI specified Set Top Boxes.  This repayment will take the form of the 10% profit percentage via a rebate directly to CSI or a discount on the purchase price.   Rebates or discounts will no longer apply if the repayment is not satisfied within a three year period of the signing of this contract.  The remaining repayment balance will be waived if not satisfied by purchases within the aforementioned three year period.

AUDIT RIGHTS

CSI will maintain full audit rights with AccessKey for the duration of this contract regarding to tooling, manufacturing and assembly pricing.  Once the initial contract amount has been repaid to CSI, CSI may establish alternate sources for manufacturing and supply.  However, continued product upgrades and documentation to those upgrades will not be furnished to CSI should they decide to utilize alternative sources.

THIRD PARTY SALES

The sale of products, jointly developed by AccessKey and CSI, but sold exclusively by AccessKey to a third party, during the tenure of this contract for the three year period, will entitle CSI to a royalty fee of 50% of the net profit margin, less any freight or taxes expense or out of pocket expenses relative to non-production costs.  This royalty can be in the form of an additional discount on product purchased by CSI, a direct cash payment or a negotiated instrument such as stock grants, warrants, or options in AccessKey.

EXCLUSIVE DISTRIBUTION

The potential exists for CSI to become the exclusive distributor of the herein contained products, negotiated separately from this contract.

PUBLIC ANNOUNCEMENTS

Both parties agree to mutually approve, on a timely basis, all press announcements and investor relations announcements when they regard the joint efforts of AccessKey and CSI.  Each party will maintain their exclusive identity.  AccessKey, because of its public listing, will be required to address all material events, sales, revenues, contracts, et al, and should these involve CSI, CSI will have full rights of review.

AGREED:

For CSI Digital, Inc.

/s/ David C. Luman	Date 5/22/2008
David C. Luman, Chief Executive Officer

For AccessKey IP, Inc.

/s/ George Q. Stevens	Date 5/22/2008
George Q. Stevens, Chairman